Exhibit 99.3

[FORM OF]

Amendment No. 1 to

Nonqualified Unit Option Agreement Under

Mobile Satellite Ventures LP

2001 Unit Incentive Plan (as amended)

THIS AMENDMENT NO. 1 to the Nonqualified Unit Option Agreement, dated as of [                    ,             ] (the “Option Agreement”), by and between Mobile Satellite Ventures LP (the “Company”) and [                    ] (the “Grantee”) is made effective as of [                    ,             ] (the “Effective Date”).

WHEREAS,

The Grantee has elected to participate in an offering (the “Offering”) made by SkyTerra Communications, Inc., a Delaware corporation (“SkyTerra”) pursuant to that certain Registration Statement on Form S-4 under The Securities Act of 1933, as amended, Registration No. 333-144093 (the “Registration Statement”), to issue options to purchase shares of common stock of SkyTerra, par value $0.01 per share (“SkyTerra Common Stock”) to the Grantee in exchange for the termination of the options granted pursuant to the Option Agreement.

The Company and the Grantee have agreed to the amendments contained in this Amendment No. 1 to the Option Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

1. The sections of the Option Agreement entitled “Termination of Service,” “Termination for Cause,” “Termination on Death” and “Termination for Disability” are hereby restated in their entirety to read as follows:

Termination of Service

The Partnership reserves the right to determine in its sole discretion when Service terminates for all purposes under the Plan. Resignation, Expiration of a fixed term of office or appointment, death, Disability, Cause (as defined herein) or delivery by the Partnership or Affiliate of notice of termination of Service are some examples of termination of Service.

Except as set forth herein, this option shall expire

immediately upon the effective date of the termination of your Service with the Partnership and its Affiliates.

Termination of Service Prior to Expiration of Lockup Period

Termination by You Other than for Good Reason:

If (1) prior to May 1, 2008, you terminate Service with the Partnership and its Affiliates other than for Good Reason (as defined below), (x) that portion of the option that is not vested as of the effective date of such termination of Service shall immediately be cancelled and (y) that portion of the option that is vested as of the effective date of such termination of employment or service shall expire 90 days (but in no event later than the expiration of the term of your option) following such termination of Service; and (2) on or after May 1, 2008, you terminate your Service with the Partnership and its Affiliates other than for Good Reason, (x) that portion of the option that is not vested as of the effective date of such termination of Service shall immediately be cancelled, (y) one/third of that portion of the option that is vested as of the effective date of such termination of Service shall expire a period of time, calculated as described below but in no event later than the expiration of the term of your option, following expiration of the Lockup Period, as defined herein (as such period would apply to the Units subject to such vested portion of the option), where the period of time referred to above equals one full year for each full year you are employed or providing service with the Partnership and its Affiliates following May 1, 2007; and (z) any remaining portion of the option that is vested as of the effective date of such termination of Service but which has not been extended by operation of the immediately preceding clause (y) shall expire 90 days (but in no event later than the expiration of the term of your option) following such termination of Service.

Termination Other than for Cause or for Good

Reason:

If (i) the Partnership terminates your Service with the Partnership and its Affiliates other than for Cause (as defined herein) or (ii) you terminate your Service with the Partnership and its Affiliates for Good Reason, (a) that portion of the option that is not vested as of the effective date of such termination of Service shall immediately be cancelled and (b) that portion of the option that is vested as of the effective date of such termination of Service shall expire one year (but in no event later than the expiration of the term of your option) following the expiration of the Lockup Period (as defined herein) as such period would apply to the Units or such other securities purchasable pursuant to such vested portion of the option.

Termination for Death, Disability or Retirement:

If your Service with the Partnership and its Affiliates is terminated because of your death, Disability or Retirement, the option shall be treated as though your Service had been terminated by you for Good Reason.

Termination of Service As Of or Following Expiration of Lockup Period

Termination Other than for Cause:

If (i) the Partnership terminates your Service with the Partnership and its Affiliates other than for Cause or (ii) you terminate your Service with the Partnership and its Affiliates for any reason other than Retirement, (a) that portion of the option that is not vested as of the effective date of such termination of Service shall immediately be cancelled and (b) that portion of the option that is vested as of the effective date of such termination of Service shall expire at the later of (x) one year following the expiration of the Lockup Period as such period would apply to the Units subject to such vested portion of the option and (y) 90 days following the effective date of such termination of employment or service, but in no event later than the expiration of the term of your option.

Termination for Death, Disability or Retirement:

If your Service with the Partnership and its Affiliates is terminated because of your death, Disability or Retirement, (a) that portion of the option that is not vested as of the effective date of such termination of Service shall immediately be cancelled and (b) that portion of the option that is vested as of the effective date of such termination of Service shall expire at the later of (i) one year following the expiration of the Lockup Period as such period would apply to the Units subject to such vested portion of your option and (ii) one year following the effective date of such termination of employment or service, but in no event later than the expiration of the term of your option.

Definitions:

For purposes of this Agreement, notwithstanding related definitions to be found in any other plan, program, agreement or arrangement to which you are a party or in which you participate:

“Cause” shall mean

(i) the willful and continued failure by you substantially to perform your duties and obligations to the Partnership and its Affiliates, including without limitation, repeated refusal to follow the reasonable directions of your employer, knowing violation of law in the course of performance of the duties of your employment with the Partnership and its Affiliates, repeated absences from work without a reasonable excuse, or intoxication with alcohol or illegal drugs while on the premises of the Partnership or one of its Affiliates during regular business hours (other than any such failure resulting from your incapacity due to physical or mental illness); (ii) fraud, dishonesty or other conduct that negatively effects the Partnership and its Affiliates, or other willful misconduct by you that is in the good faith opinion of the Partnership injurious to the Partnership or one of its Affiliates; (iii) a conviction or plea of guilty or nolo contendre to a felony or a crime involving material dishonesty;

or (iv) refusal to cooperate in any lawful internal investigation approved by the Partnership. For purposes of this definition, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interest of the Partnership and its Affiliates. For purposes of this Agreement, determination of whether a termination of your Service was for Cause shall be made by the Partnership in its sole discretion.

“Disability” means permanent disability as determined pursuant to the long-term disability plan or policy of the Partnership or its Affiliates in effect at the time of such disability and applicable to the you.

“Good Reason” means the occurrence, without your express written consent, of any of the following events occurring following the effective date of Amendment No. 1 to this Agreement:

(i) a ten or more percent reduction in your annual base salary; (ii) demotion of your title; (iii) the relocation of your principal place of employment to a location more than 50 miles from your principal place of employment; or (iv) the Partnership requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Partnership’s business to an extent substantially consistent with your business travel obligations.

“Lockup Period” shall have the meaning ascribed to such term in Termination and Exchange Agreement.

“Retirement” means your retirement from the Partnership and its Affiliates after attaining the age of 62, with 10 or more years of service with the Partnership and/or its predecessors or successors.

Except as modified by this Amendment No. 1, the Option Agreement shall remain in full force and effect.

The Grantee further acknowledges and agrees, as a condition to the effectiveness of the Amendment, that any shares of SkyTerra Common Stock it may acquire pursuant to the Offering will be subject to the provisions of the lockup described in the Termination and Exchange Form (the “Termination and Exchange Agreement”) and as further described in the Prospectus, dated [                        ], 2008, which forms part of the Registration Statement at such time as the Option granted pursuant to the Option Agreement, as amended hereby, is exchanged for an option to purchase SkyTerra Common Stock pursuant to the Offering.

IN WITNESS WHEREOF, the Grantee and the authorized representative of the Company have executed this Amendment No. 1 effective as of the Effective Date.

MOBILE SATELLITE VENTURES LP

By:
Title:

GRANTEE

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